Exhibit (h)(3)(h)

FORWARD FUNDS

a Delaware Statutory Trust

433 California Street, Suite 1100

San Francisco, CA 94104

PFPC Inc.

103 Bellevue Parkway

Wilmington, DE 19809

Attn: Neal Andrews

Re:	Assignment and Assumption of Transfer Agency and Administration Agreements

Ladies and Gentlemen:

This Letter of Assignment and Assumption (the “Letter”) is made as of July 1, 2005 by and among PFPC Inc. (“PFPC”), Forward Funds, Inc. (the “Company”), and Forward Funds (the “Trust”). The Company, which has entered into the service agreements listed on Exhibit A with PFPC with respect to the series listed on Exhibit A (“Predecessor Funds”), will cause such Predecessor Funds to be reorganized as series (“Successor Funds”) of the Trust, a Delaware Statutory Trust. The Company, with the consent of PFPC as set forth below, hereby assigns to the Trust, and the Trust adopts and assumes, each of the agreements listed on Exhibit A (each, an “Agreement,” and collectively, the “Agreements”) and all of the rights and responsibilities thereunder, so that each such Agreement with the Company with respect to the Predecessor Funds shall continue in full force and effect with the Trust with respect to the respective Successor Funds indicated on Exhibit A.

The Trust represents and warrants to PFPC that it is duly organized and existing in good standing under the laws of the jurisdiction of its formation and qualified to do business in any jurisdiction where its activities so require. The Company represents and warrants to PFPC that the assignment of the Agreements has been duly authorized by the Company. The Trust represents and warrants to PFPC that the adoption and assumption of the Agreements has been duly authorized by the Trust and when this Assignment and Assumption is effective such Agreements will constitute legal, valid and binding obligations of the Trust, enforceable against it in accordance with the terms of such Agreements, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. In addition, the Trust assumes and agrees to pay when due and to perform and be fully liable for all of the obligations and responsibilities of the Company and each Predecessor Fund under the relevant Agreements (which the Trust adopts and assumes hereunder), whether arising before or after the Effective Date (as defined below) to the same extent as if the Company had continued to be a party to the Agreements and Trust had not become a party to the Agreements. The fact that the Company will no longer a party to the Agreements as of the Effective Date shall in no way limit PFPC’s right to rely on and to continue to rely on any instruction or direction of the Company provided prior to the Effective Date.

This Letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Letter shall constitute the valid and binding execution hereof by such party.

This Letter shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

Please consent to the Trust’s adoption and assumption of the Agreements by countersigning this letter where indicated below.

The assignment and assumption with respect to the Agreements shall be effective on July 1, 2005, or on such later date as the parties to this Letter may agree (the “Effective Date”).

Sincerely,

Forward Funds		Forward Funds, Inc.

By:	/s/ J. ALAN REID, JR.	By:	/s/ J. ALAN REID, JR.
Name:	J. Alan Reid, Jr.	Name:	J. Alan Reid, Jr.
Title:	President	Title:	President

Consented to on behalf of PFPC Inc.:

By:	/s/ DENNIS J. WESTLEY
Name:	Dennis J. Westley
Title:	Senior Vice President

EXHIBIT A

List of Funds and Fund Agreements

Predecessor Fund	Successor Fund

Forward Funds, Inc.	Forward Funds
Forward Hansberger International Growth Fund	Forward Hansberger International Growth Fund
Forward Hoover Small Cap Equity Fund	Forward Hoover Small Cap Equity Fund
Forward Hoover Mini-Cap Fund	Forward Hoover Mini-Cap Fund
Forward Global Emerging Markets Fund	Forward Global Emerging Markets Fund
Forward International Small Companies Fund	Forward International Small Companies Fund
Forward Uniplan Real Estate Investment Fund	Forward Uniplan Real Estate Investment Fund
Forward Legato Fund	Forward Legato Fund
Sierra Club Stock Fund	Sierra Club Stock Fund
Sierra Club Equity Income Fund	Sierra Club Equity Income Fund

Agreements

Transfer Agency Services Agreement between PFPC Inc. and Forward Funds, Inc. dated as of April 1, 1998, as amended.

Amended and Restated Administration Agreement between PFPC Inc. and Forward Funds, Inc. dated as of February 1, 2003, as amended.